ODYSSEY MARINE EXPLORATION, INC.
                              3604 SWANN AVENUE
                            TAMPA, FLORIDA  33609
                                (813) 876-1776

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                         TO BE HELD NOVEMBER 25, 2002

TO THE SHAREHOLDERS OF Odyssey Marine Exploration, Inc.:

     NOTICE HEREBY IS GIVEN that the Annual Meeting of Shareholders of Odyssey Marine Exploration, Inc., a Nevada corporation (the "Company"), will be held at the Crowne Plaza Hotel Tampa-Westshore, 700 North Westshore Blvd., Tampa, Florida, on Monday, November 25, 2002, at 10:00 a.m., Eastern Time, and at any and all adjournments thereof, for the purpose of considering and acting upon the following matters.

     1. The election of five (5) Directors of the Company to serve until the next Annual Meeting of Shareholders and until their successors have been duly elected and qualified;

     2. The ratification of the appointment of Ferlita, Walsh & Gonzalez, P.A. as the Company's independent auditors;

     3. The transaction of such other business as may properly come before the meeting or any adjournment thereof.

     Only holders of the common stock, $.0001 par value, of the Company of record at the close of business on October 30, 2002, will be entitled to notice of and to vote at the Meeting or at any adjournment or adjournments thereof. The proxies are being solicited by the Board of Directors of the Company.

     All shareholders, whether or not they expect to attend the Annual Meeting of Shareholders in person, are urged to sign and date the enclosed Proxy and return it promptly in the enclosed postage-paid envelope which requires no additional postage if mailed in the United States. The giving of a proxy will not affect your right to vote in person if you attend the Meeting.

                              BY ORDER OF THE BOARD OF DIRECTORS

                              JOHN C. MORRIS, PRESIDENT
Tampa, Florida
October 30, 2002

                        ODYSSEY MARINE EXPLORATION, INC.
                              3604 SWANN AVENUE
                            TAMPA, FLORIDA  33609
                                (813) 876-1776

                         ------------------------------
                                PROXY STATEMENT
                         ------------------------------

                         ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD NOVEMBER 25, 2002

                              GENERAL INFORMATION

     The enclosed Proxy is solicited by and on behalf of the Board of Directors of Odyssey Marine Exploration, Inc., a Nevada corporation (the "Company"), for use at the Company's Annual Meeting of Shareholders to be held at the Crowne Plaza Hotel Tampa-Westshore, 700 North Westshore Blvd., Tampa, Florida, on Monday, November 25, 2002, at 10:00 a.m., Eastern Time, and at any adjournment thereof. It is anticipated that this Proxy Statement and the accompanying Proxy will be mailed to the Company's shareholders on or about November 1, 2002.

     Any person signing and returning the enclosed Proxy may revoke it at any time before it is voted by giving written notice of such revocation to the Company, or by voting in person at the Meeting. The expense of soliciting proxies, including the cost of preparing, assembling and mailing this proxy material to shareholders, will be borne by the Company. It is anticipated that solicitations of proxies for the Meeting will be made only by use of the mails; however, the Company may use the services of its Directors, Officers and employees to solicit proxies personally or by telephone, without additional salary or compensation to them. Brokerage houses, custodians, nominees and fiduciaries will be requested to forward the proxy soliciting materials to the beneficial owners of the Company's shares held of record by such persons, and the Company will reimburse such persons for their reasonable out-of-pocket expenses incurred by them in that connection.

     All shares represented by valid proxies will be voted in accordance therewith at the Meeting.

     The Company's Annual Report on Form 10-KSB for the fiscal year ended February 28, 2002, is being simultaneously mailed to the Company's shareholders, but does not constitute part of these proxy soliciting materials.

                      SHARES OUTSTANDING AND VOTING RIGHTS

     All voting rights are vested exclusively in the holders of the Company's common stock, $.0001 par value, with each share entitled to one vote. Only shareholders of record at the close of business on October 30, 2002, are entitled to notice of and to vote at the Meeting or any adjournment thereof. On October 30, 2002, the Company had 28,550,887 shares of its common stock outstanding, each share of which is entitled to one vote on all matters to be voted upon at the Meeting, including the election of Directors. Cumulative voting in the election of Directors is not permitted.

     A majority of the Company's outstanding common stock represented in person or by proxy shall constitute a quorum at the Meeting.




                          SECURITY OWNERSHIP OF CERTAIN
                         BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth the number and percentage of shares of the Company's no par value common stock owned beneficially, as of October 30, 2002, by any person, who is known to the Company to be the beneficial owner of 5% or more of such common stock, and, in addition, by each Director of the Company, Nominee for Director, and Executive Officer and by all Directors, Nominees for Director and Executive Officers of the Company as a group. Information as to beneficial ownership is based upon statements furnished to the Company by such persons.

                                    Amount of
Name and Address                    Beneficial              Percentage
of Beneficial Owner                 Ownership               of Class
-------------------                --------------           ----------

MacDougald Family
Limited Partnership                10,883,008  (1)           35.9%
3773 Howard Hughes Pkwy.
Suite 300 N
Las Vegas, NV 89109

Gregory P. Stemm                    2,244,241  (2)            7.7%
3604 Swann Ave
Tampa, FL  33609

John C. Morris                      1,886,229  (3)            6.5%
3604 Swann Ave
Tampa, FL 33609

David A. Morris                       647,253  (4)            2.2%
6522 Bimini Court
Apollo Beach, FL  33572

Michael V. Barton                     268,115  (5)            0.9%
3604 Swann Avenue
Tampa, FL   33609

David J. Saul                         292,500  (6)            1.0%
3604 Swann Ave
Tampa, FL 33609

Henri DeLauze                         292,500  (7)            1.0%
3604 Swann Ave
Tampa, FL 33609

George Knutsson                        62,500  (8)            0.2%
3604 Swann Avenue
Tampa, FL 33609

George Becker                          55,000  (9)            0.2%
3604 Swann Avenue
Tampa, FL   33609

All Officers and Directors
as a group (8 persons)              5,748,338                19.0%

________________

(1) Includes 9,114,008 shares and 1,769,000 shares underlying currently exercisable stock options, beneficially held by MacDougald Family Limited Partnership(MFLP), MacDougald Management, Inc.(MMI), and James E. MacDougald. The limited partners of MFLP are James E. MacDougald, his wife Suzanne M. MacDougald, and two trusts created for the children and grandchildren of Mr. and Mrs. MacDougald. MMI is the general partner of MFLP.

(2) Includes 606,182 shares held of record by Greg and Laurie Stemm, 1,218,059 shares held by Adanic Capital, Ltd., a limited partnership for which Greg Stemm serves as general partner, and 420,000 shares underlying currently exercisable stock options.

(3) Includes 1,441,229 shares held by John Morris, and 445,000 shares underlying currently exercisable stock options.

(4) Includes 278,626 shares held by David A. Morris, 48,627 shares held by Andrew P. Morris and Chad E. Morris his sons who live in the same household, and 320,000 shares underlying currently exercisable stock options.

(5) Includes 74,115 shares held by Michael and Laura Barton, 49,000 shares and 135,000 shares underlying currently exercisable options held by Laura Barton, Mr. Barton's wife, and 10,000 shares underlying warrants.

(6) Includes 140,000 shares held by David J. Saul, 112,500 shares underlying currently exercisable stock options and 40,000 shares underlying warrants.

(7) Includes 100,000 shares held by Henri Delauze, 112,500 shares underlying currently exercisable stock options, 40,000 shares held by COMEX, SA of which Mr. Delauze is the owner and 40,000 shares underlying warrants held by COMEX, SA.

(8) Includes 62,500 shares underlying currently exercisable stock options held by George Knutsson.

(9) Includes 10,000 shares held by George Becker, 10,000 shares underlying currently exercisable stock options, and 10,000 shares underlying warrants.


                            ELECTION OF DIRECTORS

     The Board of Directors currently consists of five members. The Board of Directors recommends the election as Directors of the five (5) nominees listed below, to hold office until the next Annual Meeting of Shareholders and until their successors are elected and qualified or until their earlier death, resignation or removal. Each of the five current members of the present Board of Directors has been nominated for re-election. The persons named as "Proxies" in the enclosed form of Proxy will vote the shares represented by all valid returned proxies in accordance with the specifications of the shareholders returning such proxies. If at the time of the Meeting any of the nominees named below should be unable to serve, which event is not expected to occur, the discretionary authority provided in the Proxy will be exercised to vote for such substitute nominee or nominees, if any, as shall be designated by the Board of Directors.

     The following table sets forth the name and age of each nominee for Director, indicating all positions and offices with the Company presently held, and the period during which each person has served as a Director:

                                        Positions and Offices Held
       Name               Age             and Term as a Director
       ----               ---           --------------------------

  John C. Morris           53           Chairman and CEO

  Gregory P. Stemm         45           Vice-President - Research and
                                        Operations and Director

  George Knutsson          63           Director

  David J. Saul            62           Director

  Henri Germain Delauze    73           Director

     There is no family relationship between any of the Directors or the Executive Officers of the Company except John Morris and David Morris who are brothers.

     All directors will hold office until the next annual meeting of the Shareholders.

     The Company has no Nominating Committee, but does have a Compensation Committee and an Audit Committee.

     The Compensation Committee presently consists of George Knutsson, Henri Delauze and David Saul. The Compensation Committee reviews the compensation arrangements for each of the Company's Executive Officers and makes recommendations to the Board of Directors. During the fiscal year ended February 28, 2002, this Committee held three (3) meetings.

     The Audit Committee presently consists of George Knutsson, Henri Delauze and David Saul. The Audit Committee reviews audit plans, reports on material changes in accounting principles and audit reports. During the fiscal years ended February 28, 2002, the Audit Committee held three (3) meetings.

     The following sets forth biographical information as to the business experience of each Officer and Director of the Company for at least the last five years.

     John C. Morris has served as an Officer and Director of the Company since May 1994. Prior to that, Mr. Morris was an officer and director of Seahawk Deep Ocean Technology, Inc. ("SDOT") from March 1989, until January 1994. As President of SDOT, Mr. Morris was in charge of the Company that completed the first archaeologically sound recovery of a deep-water shipwreck, salvaging a Spanish shipwreck from approximately 1,500 feet of water near the Dry Tortugas. The recovery yielded nearly 17,000 artifacts consisting of gold, silver coins, pottery, pearls, jewelry, and numerous other artifacts.

     Gregory P. Stemm has served as Vice President, Research and Operations and as a member of the Board of Directors since May 1994 and is responsible for research and operations on all shipwreck projects. Prior to that, he served as an officer and director of Seahawk Deep Ocean Technology from the time he co- founded the company in 1989 until January 1994. Stemm is a member of the United States delegation to the United Nations, Educational, Scientific and Cultural Organization (UNESCO) expert meeting to consider the "Draft Convention for the Protection of Underwater Cultural Heritage". This group will determine future international deep-ocean shipwreck guidelines. As a principal of Seahawk, Stemm was involved in directing research and technology for the company, which resulted in locating two Spanish Colonial shipwrecks in depths greater than 1,000 feet. He was also responsible for directing the archaeological team and operations that accomplished the world's first remote archaeological excavation, in a depth of 1,500 feet southwest of the Florida Keys.

     George Knutsson has served as a Director of the Company since June 2001. Since 1995, Mr. Knutsson has been the President and Chairman of American Boat Trailer Rental Company, Inc., which is the largest provider of boat trailer rentals in the Southeast US. In 1978, he founded Dollar Rental Car of Florida and served as CEO until 1990, when he sold the company. Mr. Knutsson also owned and operated Pirates Cove Marina in the Tampa Bay area from 1984 until he sold it in 1995. From 1995 to 1999, he was the founder and Chief Financial Officer of Pro-Tech Monitoring, which uses patented GPS/cellular technology in the monitoring and tracking of felons worldwide. He received his Bachelors degree from the University of Florida and a MBA from the University of South Florida.

     Dr. David J. Saul, who is retired, has served as a member of the Company's Board of Directors since October 2001. Dr. Saul was the Premier and Minister of Finance of Bermuda from 1989 to 1995. In addition to his political background, Dr. Saul held two senior posts with Fidelity Investments, from 1984 through 1995, as the President of Fidelity Bermuda and Executive Vice President of Fidelity International. He retired from the firm in 1999, but remains a Director of Fidelity's main international Board, and a Director of some 40 other Fidelity Companies around the world - including the U.K., Bermuda, Jersey, Tokyo, Hong Kong, Cayman Islands, Luxembourg and Taiwan. Dr. Saul's professional activities include two stints as a Director of the Bermuda Monetary Authority and he currently serves as a Director of Lombard Odier (Bermuda), a subsidiary of the Swiss Bank, and a Director of the London Steam Ship Owners' Mutual Insurance Association (Bermuda) Ltd. A keen oceanographer with a passion for shipwrecks and the sea, he is a founding Trustee of the Bermuda Underwater Exploration Institute, and a founding Director of the Professional Shipwreck Explorers Association.

     Henri Germain Delauze has served as a member of the Company's Board of Directors since October 2001. Mr. Delauze, one of the world's leading underwater technology pioneers, brings extensive technical, operational and management expertise to Odyssey's Board of Directors. Mr. Delauze was founder of one of the world's leading underwater technology companies, COMPAGNIE MARITIME D'EXPERTISES (COMEX), where he has served as President since November 1961. Mr. DeLauze pioneered deep saturation diving using synthetic breathing mixtures. Delauze was the first man to reach 335 m. depth during an experimental dive in May 1968, and his company holds world records for both deep sea and chamber saturation diving. In 1975, he created COMEX INDUSTRIES and COMEX PRO, two subsidiaries that design, manufacture and market sophisticated equipment for professional diving, work submarines and remote operated vehicles (ROV's). COMEX SERVICES, the Group's oil subsidiary, extended its activities to all the major offshore oil production areas around the world from 1966 onwards. Mr. Delauze is still the principal shareholder of COMEX SA, which maintains the following divisions: CYBERNETIX (advanced robotics, manned observation submarines and ROVs/AUVs for scientific deep-water archaeology and military purposes), COMEX Marine Construction (shipyard situated in the Port Autonome de Marseille), COMEX PRO (manufactures hyperbaric centers for deep diving, large hospital centers and develops and manufactures ROVs, especially the ACHILLE and the 2,000 m. SUPER ACHILLE.) During the year 2000, COMEX S.A., its subsidiaries and CYBERNETIX (group consolidation) employed over 400 people, including 150 engineers.

     George Becker Jr. (age 67) joined Odyssey as Chief Operating Officer during April 2002. From 1992 until April 2002, Mr. Becker was the President of George J. Becker Jr. & Associates, consultants to companies in the leisure industry, themed attraction industry and the hospitality industry. Mr. Becker is a senior executive with thirty years experience in major leisure industry profit center development, management, marketing, staffing and operations. Mr. Becker is the former Executive Vice President of Sea World Inc., Chairman and Chief Executive Officer, Sea World of Texas, President and Chief Executive Officer of Sea World of California and President and Chief Executive Officer of Sea World of Florida. In 1997 Mr. Becker became President of Entercitement LLC. He led the creative concept and design of a proposed theme park in Indianapolis, Indiana. Park development was stopped in 1998 due to a lack of financing and Mr. Becker resigned in 1999 from Entercitement. Mr. Becker has been recognized as a tourism leader for his work in several regions of the country. A skilled new business developer and team builder, Mr. Becker is known for creating viable management teams, which allow excellent productivity and harmony between employees of widely divergent skills and personalities. Becker has been active in a number of national, regional and state visitor organizations. He served as Executive Director of the Florida Tourism Commission. In 1983, he was President of the Florida Chamber of Commerce and in 1984 he chaired Governor Bob Graham's Commission on Public Facility Financing.

     Michael V. Barton (age 42) joined Odyssey during May 2002, to serve as Chief Financial Officer. Mr. Barton has spent nearly two decades working in the financial arena. From 1995 to May 2002 he was Vice President, Wealth Management Group for First Union National Bank where he assisted high net worth clients with estate and business succession planning, investment strategies and tax planning. Prior to that Mr. Barton worked in the mutual fund industry as a Senior Compliance Officer and in public accounting. Mr. Barton received B.S. in Business Administration (Accounting) and Master of Accountancy degrees from the University of South Florida. He maintains Certified Public Accountant and Certified Financial Planner designations. Mr. Barton has served in board member and officer positions with the Tampa Bay Estate Planning Council and as a volunteer with The United Way Evaluation Committee, H. Lee Moffitt Foundation Planned Giving Steering Committee and the Easter Seals Planned Giving Committee.

     David A. Morris (age 51) has served as Secretary and Treasurer of the Company since August 1997. Prior to that, Mr. Morris was employed by Seahawk Deep Ocean Technology where he was an Administrative Assistant to the Chief Financial Officer from 1994 through 1997, and manager of the Conservation and Archaeology departments from 1990 through 1994. Mr. Morris graduated with a Bachelor of Science degree in Mechanical Engineering from Michigan State University in 1974.

     The Company's Board of Directors held four (4) meetings during the year ended February 28, 2002. Each Director attended at least 75% of the aggregate number of meetings held by the Board of Directors and its Committees during the time each such Director was a member of the Board or of any Committee of the Board.

     The Company's executive officers hold office until the next annual meeting of directors of the Company, which currently is scheduled for November

25, 2002. There are no known arrangements or understandings between any director or executive officer and any other person pursuant to which any of the above-named executive officers or directors was selected as an officer or director of the Company.

     No event occurred during the past five years which is material to an evaluation of the ability or integrity of any Director or person nominated to be Director or Executive Officer of the Company.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Based solely on a review of Forms 3 and 4 and amendments thereto furnished to the Company during its most recent fiscal year, and Forms 5 and amendments thereto furnished to the Company with respect to its most recent fiscal year and certain representations, no persons who were either a director, officer, or beneficial owner of more than 10% of the Company's common stock, failed to file on a timely basis reports required by Section 16(a) of the Exchange Act during the most recent fiscal year.

                             EXECUTIVE COMPENSATION

     The following table sets forth information regarding the executive compensation for the Company's President for the years ended February 28, 2002, February 28, 2001, and February 29, 2000, and each other executive officer who had total annual salary and bonus in excess of $100,000 during such years.

                               SUMMARY COMPENSATION TABLE

                                               Long-Term Compensation
                                            ----------------------------
                   Annual Compensation          Awards          Payouts
                 ---------------------      ----------------    -------
                                                      Securi-
                                                      ties
                                            Re-       Under-             All
Name and                                    stricted  lying      LTIP   Other
Principal                                   Stock     Options/  Payout  Compen-
Position          Year   Salary(1) Bonus(1) Awards    SARs(#)    ($)    sation
----------------  ----   -------- --------  -------  ---------  ------  -------

John C. Morris,   2002   $125,000  $    -0-     -0-   100,000      -0-      -0-
  President       2001   $150,000   89,456      -0-    50,000      -0-      -0-
                  2000   $150,000   25,000      -0-   220,000      -0-      -0-

Gregory P. Stemm, 2002   $125,000  $    -0-     -0-   100,000      -0-      -0-
  Vice-President  2001   $150,000   89,456      -0-    50,000      -0-      -0-
                  2000   $150,000   25,000      -0-   195,000      -0-      -0-

David A. Morris,  2002   $ 90,000  $    -0-     -0-        -0-     -0-      -0-
   Secr/Treas     2001   $125,000   46,110      -0-    50,000      -0-      -0-
                  2000   $125,000   15,000      -0-   195,000      -0-      -0-
___________________

(1) Included in the amounts shown as salary and bonus for the named persons are amounts that were deferred and subsequently forgiven. In January 2001, John C. Morris forgave $284,470 in unpaid compensation; Gregory P. Stemm forgave $288,236 in unpaid compensation; and David A. Morris forgave $150,775 in unpaid compensation. See "Certain Relationships and Related Transactions."

                      OPTION GRANTS IN LAST FISCAL YEAR
                               Individual Grants

                   Number of   % of Total
                  Securities    Options
                  Underlying   Granted to    Exercise or
                   Options    Employees in   Base Price    Expiration
      Name        Granted(#)   Fiscal Year   ($/Share)       Date
----------------  ----------  ------------  ------------   -----------

John C. Morris       100,000        40.0%        $ 0.50      6/12/2005
Greg P. Stemm        100,000        40.0%        $ 0.50      6/12/2005


                  AGGREGATE OPTION EXERCISES IN YEAR ENDED
            FEBRUARY 28, 2002 AND FEBRUARY 28, 2002 OPTION VALUES

                                       Securities Under-  Value of Unexer-
                                       lying Unexercised    cised In-The-
                  Shares                  Options at      Money Options at
                Acquired on            February 28, 2002  February 28, 2002
                 Exercise     Value      Exercisable/       Exercisable/
Name             (Number)    Realized   Unexercisable      Unexercisable
--------------- -----------  --------  -----------------  ----------------

John C. Morris      -0-        -0-      395,000/ 50,000   $76,000/$33,000
Greg P. Stemm       -0-        -0-      370,000/ 50,000    76,000/ 33,000
David A. Morris     -0-        -0-      320,000/    -0-    43,000/    -0-

EMPLOYMENT AGREEMENTS

     John Morris, Greg Stemm, David Morris, George Becker and Michael Barton have employment agreements through February 28, 2005. The base salaries for John Morris and Greg Stemm have been set at $150,000 per year. The base salaries for David Morris, George Becker and Michael Barton have been set at $100,000. The Company anticipates that in addition to their base salary each of these individuals will receive stock options and certain other benefits as determined by the Board of Directors.

EMPLOYEE STOCK OPTION PLAN

     During the Special Shareholder Meeting held September 8, 1997, the Shareholders approved an Employee Stock Option Plan (the "Plan"). The Plan authorized the issuance of options to purchase up to two million shares of the Company's Common Stock. On November 7, 2001, the shareholders approved an amendment to the Plan increasing the number of shares in the Plan to three million five hundred thousand shares.

     The Plan allows the Board of Directors to grant non-qualified stock options from time to time to employees, officers and directors, and consultants of the Company. The board determines vesting provisions at the time options are granted. The option price for any option will be no less than the fair market value of the Common Stock on the date the option is granted.

     During the fiscal year ended February 28, 2002, the Company issued the following options to directors and former directors, in addition to those itemized in the Summary Compensation Table above, from the Plan:

                                        Date       Number of  Option    Date
                                        Of         Options    Exercise  Of
Grantee              Position           Grant      Granted    Price     Expiration
-----------------    ---------------    ---------  ---------  -------   ----------
Mark Goldman         Former Director    6/10/2001   50,000     $0.50    4/11/2002
George Knutsson      Director           6/10/2001   50,000     $0.50    6/10/2004
David Saul           Director          10/10/2001  100,000     $1.00    2/28/2004
Henri G. Delauze     Director          10/10/2001  100,000     $1.00    2/28/2004

EQUITY COMPENSATION PLAN INFORMATION

     The following table provides information about the common stock that may be issued upon the exercise of options, warrants and rights under all of our existing equity compensation plans as of February 28, 2002.

                                                                           Number of Securities
                                                                           Remaining Available for
                                                                           Future Issuance Under
                           Number of Securities to   Weighted-Average      Equity Compensation
                           be Issued Upon Exercise   Exercise Price of     Plans (excluding securi-
                           of Outstanding Options,   Outstanding Options,  ties reflected in the
Plan Category              Warrants and Rights       Warrants and Rights   second column)
------------------------   -----------------------   --------------------  ------------------------
Equity Compensation               2,760,500                $1.63                 689,500
Plans Approved by
Stockholders

Equity Compensation                       0                    -                       0
Plans Not Approved
by Stockholders


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     During the last two years certain officers, directors, and beneficial owners entered into transactions with the Company as follows:

     On September 1, 1999, accrued and unpaid executive compensation in the amount of $375,000 was reclassified to notes payable to related parties bearing interest at 15% per annum. Notes to the officers were as follows: John Morris and Gregory Stemm $150,000 each, and David Morris, $75,000. In January 2001, the notes were again reclassified to accrued wages and the officers forgave the balance of accrued unpaid compensation from the Company as follows:

Officer             Note Balance      Accrued Wages    Total Accrued Wages
-----------------   ------------      -------------     -------------------
John C. Morris      $    150,740      $    133,730      $    284,470
Gregory P. Stemm         150,740           137,496           288,236
David A. Morris           75,370            75,405           150,775
                                                        ------------
Total accrued wages forgiven by officers                $    723,481
                                                        ============

     Also, in January 2001, John Morris and Gregory Stemm each purchased 500,000 shares of restricted Common Stock for $57,500, and David Morris purchased 250,000 shares of restricted Common Stock for $28,750 from the Company. The stock was purchased at the market price, and paid for by notes from the officers. In February 2001, the officers paid the notes.

     On January 1, 2001, the Company renewed loan agreements with Gregory Stemm and John Morris authorizing each to borrow a maximum of $120,000 from the Company at 8% annual interest compounded quarterly. On October 10, 2001, the loans were revised authorizing borrowing up to $130,000 under the same terms and an additional $20,000 for the exercise of stock options. The loan balances as of February 28, 2002, were $130,206 and $126,034 respectively, including interest. These loans become due on December 31, 2004.

     Eugene Cooke, a former director, loaned the Company $35,000 in June 1999, and an additional $60,000 during September and October 1999. These loans carried an interest rate of 15% per annum. During January 2001, Mr. Cooke converted the principal and accumulated interest in the amount of $115,533 from these notes, into 424,405 shares of Common Stock.

     During May, 2000, William Callari, a former officer and former director, who was owed $105,000 of accrued fees and compensation from prior to 1998, $140,387 of principal and interest on notes which originated in May 1998 and accrued interest at 15% per annum, assigned the entire amount owed to an unrelated third party who was issued 490,774 shares of Common Stock in exchange for the cancellation of this indebtedness pursuant to a Debt Conversion Agreement with the third party.

     On November 2, 1999, James E. Cooke, a shareholder, loaned $30,000 to the Company until December 1, 1999 at 15% interest. The loan was renewed July 31, 2000, and interest accrued at 15% per annum until the note was to become due on December 31, 2000. On November 9, 2000, Mr. Cooke agreed to increase the loan amount by $25,000, and the Company pledged certain marine equipment as security for the loan that now had a balance, of $58,478. The terms of the new loan provided an option to the lender to convert the entire loan balance into stock at the lower of $.50 per share or 110% of the lowest closing bid price for the stock over the 60 calendar days preceding conversion. In addition, Mr. Cooke was issue a warrant entitling him to purchase 60,000 shares of the Company's Common Stock at the purchase price of $0.30 per share. During January and February 2001, Mr. Cooke elected to convert the entire balance of principal and interest, $60,356, into 460,007 shares of Common Stock.

     On April 1, 1999 the Company entered into a loan extension agreement with Robert Stemm, Gregory Stemm's father, wherein Mr. Robert Stemm extended the due date on his loan to the Company until March 31, 2000. The principal amount of $32,926 accrued interest at 15% per annum and was secured by an inventory of raw emeralds. On October 17, 1999 the principal amount was increased by $10,000 for equipment sold to the Company by Mr. Stemm. As an incentive to extend the due date of the loan, Mr. Stemm was granted an option to purchase up to 11,000 shares of the Company's restricted Common Stock at a purchase price of $3.00 per share. On April 1, 2000 the loan due date was again extended until March 31, 2001. As an incentive to again extend the due date of the loan Mr. Stemm was granted an option to purchase up to 21,500 shares of the Company's restricted Common Stock at a purchase price of $2.00 per share. On April 1, 2001, the Company entered into a loan extension agreement with Robert Stemm, wherein Mr. Stemm extended the due date on his loan to the Company until March 31, 2003. The principal amount of $56,144 bears interest at 10% per annum and is secured by an inventory of raw emeralds. This loan is convertible into shares of Common Stock at the rate of $.50 per share.

     On August 31, 1999 the Company entered into a loan extension agreement with Robert Stemm on a loan, which originated October 16, 1996 in the principal amount of $50,000, extending the due date on the note for one year. The loan bore interest at the rate of 15% per annum and was to become due August 31, 2000. As an incentive to extend the due date of the loan Mr. Stemm was granted an option to purchase up to 35,000 shares of the Company's restricted Common Stock at a purchase price of $2.00 per share. This loan was convertible into shares of Common Stock at the rate of $.50 per share, and in May 2000, Mr. Stemm elected to convert the entire principal and interest due under the note, $75,744 into 151,548 shares of restricted Common Stock.

     On January 8, 2000 the Company entered into a loan extension agreement with Olive Morris, the mother of both John and David Morris. Mrs. Morris's loan was extended for a one-year term until January 8, 2001 and bore interest at 15% per annum. The loan was convertible into shares of the Company's Common Stock at $.50 per share at Mrs. Morris' option. The original loan granted Mrs. Morris warrants entitling her to purchase up to 10,000 shares of the Company's restricted Common Stock at a purchase price of $3.00 per share. As an incentive to extend the due date of the loan, which became due on January 8, 2000, Mrs. Morris was granted an additional option to purchase up to 15,000 shares of the Company's restricted Common Stock at a purchase price of $2.00 per share. On February 28, 2000, Mrs. Morris exercised her option to convert the principal balance under the loan into 60,000 shares of the Company's Common Stock.

     On February 28, 2001, the "Company" completed the sale of shares of its Series B Convertible Preferred Stock, Common Stock and Warrants to MacDougald Family Limited Partnership ("MFLP") for $3,000,000 in cash. The sale of securities was made pursuant to a Stock Purchase Agreement dated February 28, 2001. MFLP purchased 850,000 shares of the Company's Series B Convertible Preferred Stock, 864,008 shares of Common Stock and Warrants to purchase an additional 1,889,000 shares of Common Stock. The cash used came from operating funds of MFLP.

     Each share of Series B Convertible Preferred Stock purchased by MFLP was convertible into 10 shares of the Company's Common Stock at any time. The holder of the shares of Series B Convertible Preferred Stock was entitled to vote such shares together with the holders of the Company's Common Stock on an "as converted" basis. In addition, the holder of the Series B Convertible Preferred Stock was entitled to elect three members of the Board of Directors, and has special voting rights in connection with specified corporate actions. In the event of a liquidation or dissolution of the Company, the holder of the Series B Convertible Preferred Stock was entitled to an amount equal to $3.50 per share prior to any payments to holders of any other class of stock. Although the Series B Convertible Preferred Stock had no separate dividend provisions, the holder was entitled to receive any dividends paid to holders of Common Stock on an "as converted" basis.

     The Warrants issued to MFLP have varying exercise prices and terms. The exercise of all of these warrants would require a total payment of $4,169,000. The following table sets forth the exercise prices, expiration dates and number of shares underlying each class of warrants:

       Exercise Price        Expiration Date       Number of Shares
       --------------        ---------------       ----------------
           $3.00                 2/28/03               722,000
           $2.50                 3/31/02               120,000
           $2.00                 2/28/03               817,000
           $0.30                 2/28/04               230,000

     The securities acquired by MFLP represented beneficial ownership of approximately 40.2% of the Company's Common Stock outstanding, assuming the conversion of the preferred stock and exercise of the warrants.

     Under the terms of the Stock Purchase Agreement, MFLP received certain rights to require the Company to register the Common Stock purchased and the shares of Common Stock issuable on the conversion or exercise of the Preferred Stock and Warrants for resale under the Securities Act of 1933.

     MFLP is a Nevada limited partnership of which MacDougald Management, Inc. ("MMI") is sole general partner. The limited partners include James E. MacDougald, his wife Suzanne M. MacDougald, and two trusts for the benefit of the children and grandchildren of Mr. and Mrs. MacDougald. James E. MacDougald is the President of MMI. Mr. MacDougald became Chairman of the Board and a Director of the Company in February 2001.

     On October 12, 2001, MFLP delivered a Notice of Conversion to the Company pursuant to which MFLP converted 850,000 shares of Preferred Stock held by MFLP into 8,500,000 shares of Common Stock in accordance with the terms of the Stock Purchase Agreement and the Certificate of Designation. No additional funds were expended by MFLP in connection with its acquisition of the Common Stock. The consideration for the Common Stock was the Preferred Stock tendered by MFLP to the Company.

     As a condition and an inducement to MFLP to convert the Preferred Stock, the Company and MFLP executed an Amended and Restated Registration Rights Agreement, dated October 12, 2001 ("Amended and Restated Registration Rights Agreement"), pursuant to which the Issuer granted MFLP up to five demand registration rights. Concurrently with the execution of the Amended and Restated Registration Rights Agreement, the Company and MFLP entered into the First Amendment to Series B Stock Purchase Agreement, dated October 12, 2001 ("First Amendment to Stock Purchase Agreement"), which eliminated certain of MFLP's rights under the Stock Purchase Agreement. Mr. MacDougald resigned as a director of the Company in October 2001.

                       REPORT OF THE AUDIT COMMITTEE

     The Company has a standing Audit Committee (the "Audit Committee") of the Board of Directors. The Audit Committee consists of Messrs. Knutsson, Delauze and Saul, who are independent (as defined in Rule 4200(a)(14) of the National Association of Securities Dealers' listing standards). The Audit Committee does not have a charter. The Audit Committee, on behalf of the Board, oversees the Company's financial reporting process. In fulfilling its oversight responsibilities, the Audit Committee reviewed with Management the audited financial statements and the footnotes thereto in the Company's Annual Report on Form 10-KSB for the fiscal year ended February 28, 2002, and discussed with management the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of the disclosures in the financial statements. The Audit Committee held three (3) meetings in fiscal year ended February 28, 2002.

     The Company's outside independent public accountants, Ferlita, Walsh & Gonzalez, P.A., are responsible for expressing an opinion on the conformity of the Company's audited financial statements in all material respects, to accounting principles generally accepted in the United States. The Audit Committee reviewed and discussed with the independent public accountants their judgments as to the quality, not just the acceptability, of the Company's accounting principles and such other matters as are required to be discussed by the Audit Committee with the Company's independent public accountants under

Statement on Auditing Standards 61, as amended by SAS 90. The Company's independent public accountants have expressed the opinion that the Company's audited financial statements conform, in all material respects, to accounting principles generally accepted in the United States. The independent public accountants have full and free access to the Audit Committee.

     The Audit Committee Chairman discussed with the Company's independent public accountants their independence from management and the Company, and received from them the written disclosures and the letter concerning the independent accountants' independence required by the Independence Standard Board Standard No. 1.

     The Audit Committee Chairman discussed with the Company's independent public accountants the overall scope and plans of the audit. The Audit Committee Chairman met with the independent public accountants to discuss the results of their audit, their evaluations of the Company's internal controls and the overall quality of the Company's financial reporting.

     In reliance on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Annual Report on Form 10-KSB for the fiscal year ended February 28, 2002, for filing with the Securities and Exchange Commission. The Audit Committee also recommended to the Board of Directors the selection of Ferlita, Walsh & Gonzalez, P.A., to serve as the Company's independent public accountants for the fiscal year ending February 28, 2003.

          MEMBERS OF THE AUDIT COMMITTEE

                  George Knutsson, Chairman
                  Henri Delauze
                  David Saul


                     APPOINTMENT OF INDEPENDENT ACCOUNTANTS

     The independent accounting firm of Ferlita, Walsh & Gonzalez, P.A., audited the financial statements of the Company for the year ended February 28, 2002, and has been selected in such capacity for the current fiscal year. At the direction of the Board of Directors, this appointment is being presented to the shareholders for ratification or rejection at the Annual Meeting of Shareholders. If the shareholders do not ratify the appointment of Ferlita, Walsh & Gonzalez, P.A., the appointment of auditors will be reconsidered by the Board of Directors.

     It is expected that representatives of Ferlita, Walsh & Gonzalez, P.A., will be present at the meeting and will be given an opportunity to make a statement if they desire to do so. It is also expected that the representatives will be available to respond to appropriate questions from shareholders.

     AUDIT FEES. The fees billed for professional services rendered by the independent auditors for the audit of the Company's financial statements for the fiscal year ended February 28, 2002, and for the reviews of the financial statements included in the Company's Form 10-QSB's during the last fiscal year amounted to $18,654.

     FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES. The independent auditors did not provide professional services during the fiscal year ended February 28, 2002 relating to financial information systems design and implementation.

     ALL OTHER FEES. The fees billed by the independent auditors during the fiscal year ended February 28, 2002, for non-audit services rendered amounted to $8,943. These services consisted of tax and accounting rules research. The Audit Committee has considered the other fees paid to Ferlita, Walsh & Gonzalez, P.A. and concluded that they do not impair the independence of Ferlita, Walsh & Gonzalez, P.A.

                DEADLINE FOR RECEIPT OF SHAREHOLDER PROPOSALS
                 FOR THE 2003 ANNUAL MEETING OF SHAREHOLDERS

     Any proposal by a shareholder intended to be presented at the Company's 2003 Annual Meeting of Shareholders must be received at the offices of the Company, 3604 Swann Avenue, Tampa, Florida 33609, a reasonable amount of time prior to the mailing of the proxy statement for that meeting in order to be included in the Company's proxy statement and proxy relating to that meeting.

                                    JOHN C. MORRIS, PRESIDENT


Tampa, Florida
October 30, 2002

P R O X Y
                     ODYSSEY MARINE EXPLORATION, INC.
                 SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned hereby appoints John C. Morris with the power to appoint a substitute, and hereby authorizes him to represent and to vote as designated below, all the shares of common stock of Odyssey Marine Exploration, Inc. held of record by the undersigned on October 30, 2002, at the Annual Meeting of Shareholders to be held on November 25, 2002, or any adjournment thereof.

    1.   Election of Directors:

         [ ] FOR all nominees listed below (except as marked to the contrary) [ ] WITHHOLD authority to vote for all the nominees listed below:

            John C. Morris                 Gregory P. Stemm
            George Knutsson                David J. Saul
            Henri Germain Delauze

[INSTRUCTION: To withhold authority to vote for any individual nominee, cross out that nominee's name above.]

     2. The ratification of the appointment of Ferlita, Walsh & Gonzalez, P.A., as the Company's independent auditors.

          [  ]  FOR     [   ]   AGAINST     [   ]   ABSTAIN

     3. To transact such other business as may properly come before the meeting.

    THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

     SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AT THE MEETING IN ACCORDANCE WITH THE SHAREHOLDER'S SPECIFICATIONS ABOVE. THIS PROXY CONFERS DISCRETIONARY AUTHORITY IN RESPECT TO MATTERS NOT KNOWN OR DETERMINED AT THE TIME OF THE MAILING OF THE NOTICE OF THE ANNUAL MEETING OF SHAREHOLDERS TO THE UNDERSIGNED.

    The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders, Proxy Statement and Annual Report.

Dated:  _____________, 2002.
                                  _________________________________________

                                  _________________________________________
                                       Signature(s) of Shareholder(s)

Signature(s) should agree with the name(s) stenciled hereon. Executors, administrators, trustees, guardians and attorneys should indicate when signing. Attorneys should submit powers of attorney.

    THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF ODYSSEY MARINE EXPLORATION, INC. PLEASE SIGN AND RETURN THIS PROXY IN THE ENCLOSED PRE-ADDRESSED ENVELOPE. THE GIVING OF A PROXY WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ATTEND THE MEETING.